EXHIBIT 11
PENTAIR, INC. AND SUBSIDIARIES
COMPUTATION OF EARNINGS PER SHARE

                                                                    YEARS ENDED DECEMBER 31
                                                        1989      1990       1991        1992      1993
INCOME ($ THOUSANDS)1

  Income before cumulative effects
    of accounting changes                             $36,407    $33,012     $41,100   $42,800     $46,600
  Cumulative effects of accounting changes               -          -           -      (41,625)       -
  Net Income                                           36,407     33,012      41,100     1,175      46,600
  Preferred Dividend Requirements2                      4,234      5,914       6,358     8,545       6,114

  Earnings Available to Common and
    Common Equivalent Shares - Primary                 32,173     27,098      34,742    (7,370)     40,486

  Preferred dividends assuming
    conversion of Preferred Stock:
      Series 1987                                       3,000      3,000       3,000      3,000        620
      Series 19882                                      1,234        685         658      1,065      1,044
      Series 19902                                       -         2,229       2,700      4,480      4,450

  Tax benefit on preferred ESOP dividend
     eliminated due to conversion into common            -          -           -         (700)       (833)
  Tax benefit on ESOP dividend assuming con-
     version to common - at common dividend rate         -           547         690       215         276

  Earnings available to Common and
    Common Equivalent shares - Diluted                $36,407    $33,559     $41,790   $   690     $46,043


SHARES (thousands)1
  Weighted average number of shares
    outstanding during the period                      16,175     16,044      15,651     15,792     17,678
  Shares issuable on exercise of stock
    options less shares repurchaseable
    from the proceeds                                      37         26         128        144        213

  Common and Common Equivalent
    Shares - Primary                                   16,212     16,070      15,779     15,936      17,891

  Shares issuable on conversion of:
    $1.50 Cumulative Convertible
      Preferred Stock Series 1987                       2,178      2,178       2,178      2,178         415
    $7.50 Callable Cumulative
      Convertible Preferred Stock Series 1988             780        718         660        561         522
    8% Callable Cumulative Voting Convertible
      Preferred Stock Series 1990                         -        1,761       2,151      2,142       2,127

    Common and Common Equivalent
      Shares - Diluted                                 19,170     20,727      20,768     20,817      20,955


EARNINGS PER SHARE1

  PRIMARY
    Earnings before cumulative effects
      of accounting changes                             $1.99      $1.69       $2.20     $2.15       $2.26
    Cumulative effects of accounting changes               -          -           -      (2.61)         -
    Net income (loss)                                   $1.99      $1.69       $2.20     $(.46)      $2.26

  DILUTED
    Earnings before cumulative effects
      of accounting changes                             $1.90      $1.62       $2.01     $2.03       $2.20

[FN]
FOOTNOTES:
<F1>
1 Adjusted for stock dividend of 50% in June 1993.
<F2>
2 Net of tax benefit on shares held by an ESOP in 1990 and 1991.